INTERNATIONAL SPEEDWAY REPORTS RESULTS FOR
THE FIRST QUARTER OF FISCAL 2006

--Company Reiterates Full-Year Financial Guidance--

DAYTONA BEACH, Fla. - April 3, 2007 - International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) ("ISC") today reported results for the fiscal first quarter ended February 28, 2007.

"We are pleased to report solid revenue and earnings for the first quarter, despite the year-over-year decline in broadcast revenue due to the start of NASCAR's new eight-year combined television agreements," said ISC President Lesa France Kennedy. "We hosted several successful events during the first quarter, and posted a nearly double-digit increase in corporate sponsorship and hospitality revenue."

First Quarter Comparison

Total revenues for the first quarter decreased to $185.2 million, compared to revenues of $193.9 million in the prior-year period. Operating income was $65.8 million during the period compared to $78.5 million in the first quarter of fiscal 2006. Net income was $35.8 million, or $0.67 per diluted share, compared to net income of $44.1 million, or $0.83 per diluted share, in the prior year.

Results for the first quarter of fiscal 2007 include a non-cash charge of $2.6 million, or $0.03 after-tax per diluted share, related to accelerated depreciation associated with a building structure located in the Company's office complex in Daytona Beach, which is expected to be razed in the next several months. As previously announced, the Company is pursuing a commercial mixed-use development project on its acreage owned across from Daytona International Speedway.

If results from an ongoing study and other considerations are favorable and the Company proceeds with the project, it is expected that several existing corporate headquarter offices and other buildings, which are not currently fully depreciated, will be razed during the next six to 24 months resulting in a yet to be determined, non-cash charge to earnings that would be amortized over the remaining existing life of the various buildings.

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ISC REPORTS 2007 FIRST QUARTER RESULTS	PAGE 2

GAAP to Non-GAAP Reconciliation

The following financial information is presented below using other than generally accepted accounting principles ("non-GAAP"), and is reconciled to comparable information presented using GAAP. Non-GAAP net income and diluted earnings per share below are derived by adjusting amounts determined in accordance with GAAP for certain items presented in the accompanying selected operating statement data, net of taxes.

The adjustment relates to the accelerated depreciation in the first quarter associated with a building structure located in the Company's office complex in Daytona Beach, which is expected to be razed in the next several months. The Company believes such non-GAAP information is useful and meaningful to investors, and is used by investors and ISC to assess core operations.

This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to operating income, net income or diluted earnings per share, which are determined in accordance with GAAP.

ISC REPORTS 2007 FIRST QUARTER RESULTS	PAGE 3

2007 First Quarter Highlights

An overview of the significant major event weekends held in the first quarter of 2007 includes:

  Speedweeks 2007 kicked off in exciting fashion with the Grand American Road Racing Series Rolex 24 at Daytona. World-class competitors from several prominent racing series competed in the country's premier sports car endurance race. The on-track competition was outstanding as the margin of victory was the third closest in the event's history. Notably, the 2007 Rolex 24 at Daytona posted a double-digit percentage increase in attendance over the prior year.

  Attendance for the 29th Annual Budweiser Shootout was comparable over the prior year. Unfortunately, unseasonably cold weather impacted walk-up sales for several events later during Speedweeks, most notably the Chevy Silverado HD 250 NASCAR Craftsman Truck Series race. However, attendance for the Orbitz 300 Busch Series race was flat over the prior year.

  A sold-out crowd was on hand once again for the 49th annual Daytona 500. This year's event featured one of the most exciting finishes in recent history. Kevin Harvick captured the checkered flag by a margin of 0.02 seconds over Mark Martin, registering the closest finish since the advent of computer scoring in 1993.

  California Speedway hosted an exciting weekend of NEXTEL Cup, Busch and Craftsman Truck series racing highlighted by back-to-back wins by Matt Kenseth on Saturday and Sunday. Grandstand attendance for the Auto Club 500 was slightly up over the prior year, and the weekend also enjoyed increased corporate sponsorship.

During the first fiscal quarter, ISC completed the acquisition of Raceway Associates, LLC, owner and operator of Chicagoland Speedway and Route 66 Raceway in Joliet, Illinois. The acquisition is immediately accretive to 2007 revenue and earnings.

The Company continues to see strong growth in corporate sponsorship and hospitality revenue. During the first quarter, ISC secured multi-year partnerships with Newell Rubbermaid, DeWalt and MBNA, among others. The Company also secured the first ever presenting sponsorship for Speedweeks with DirecTV. Lastly, ISC signed Citizens Bank, a subsidiary of Michigan-based Citizens Republic Bancorp, as title sponsor of Michigan Speedway's June NEXTEL Cup race. ISC currently has three NEXTEL Cup, two Busch and IRL IndyCar, and one Craftsman Truck race entitlements open for 2007, and expects to announce additional agreements over the coming months.

ISC REPORTS 2007 FIRST QUARTER RESULTS	PAGE 4

"We continue to see growing interest from corporate advertisers looking to tap into the business-building opportunities in major motorsports," Ms. France Kennedy continued. "In addition, we continue to develop unique and innovative marketing platforms to meet their needs and help our partners generate brand awareness. We were very excited to announce our first ever presenting sponsorship with DirecTV that past quarter, and we look forward to continue working closely with existing and future partners to drive continued growth in corporate sponsorship and revenues."

Recent Developments

To date in the fiscal second quarter, Daytona hosted Bike Week in early March highlighted by the AMA Supercross and Daytona 200, both presented by Honda. In addition, Homestead-Miami Speedway hosted a very successful IndyCar, Grand American and USAC racing weekend, posting a double-digit increase in attendance. Most recently, Martinsville Speedway hosted a weekend of Craftsman Truck and NEXTEL Cup racing, highlighted by a sold-out crowd and record television viewership for the NEXTEL Cup DirecTV 500.

For the remainder of the second quarter, ISC will host four consecutive weekends of NEXTEL Cup and Busch series racing at Phoenix International Raceway, Talladega Superspeedway, Richmond International Raceway and Darlington Raceway.

During the first quarter, the Company announced it is exploring the possibility of pursuing a public-private partnership in Colorado to develop a motorsports entertainment facility in Adams County near Denver International Airport. ISC is currently evaluating a number of land parcels, and looks forward to working with public officials to explore the feasibility of a public/private partnership that will bring considerable economic impact to the metro-Denver region.

On April 2, 2007, ISC announced that despite its best efforts, and that of its significant supporter base at both the state and local levels, the Company could not secure the few local legislative endorsements necessary for the project to proceed to the next phase. Therefore, ISC has decided to no longer pursue development of a motorsports entertainment facility in Kitsap County, Washington. As a result, the Company will record a non-cash pre-tax charge in the second quarter of fiscal 2007 of approximately $X million to $X million, or $0.0x to $0.0x per diluted share after-tax, to reflect the write-off of certain capitalized costs including legal, consulting, capitalized interest and other project-specific costs. The Company believes the Northwest still represents an attractive long-term opportunity, and will continue to explore other suitable site locations.

ISC continues to search for a suitable site for a potential speedway development in the Metropolitan New York area. The company strongly believes a premier facility in the nation's number one media market is a significant long-term opportunity. In addition, ISC continues to evaluate alternatives for the 676 acres currently owned on Staten Island, including the sale of the acreage in parcels or as a whole, or the potential development of the property with a third party.

ISC REPORTS 2007 FIRST QUARTER RESULTS	PAGE 5

The New York State Department of Environmental Conservation ("DEC") has directed ISC to prepare a fill removal plan for the fill containing constituents above the regulatory thresholds. The Company is in the early stages of preparing the plan in partnership with the DEC. Cost estimates for the fill removal can not be estimated at this time, but ISC does not expect them to be material.

Regarding the Kentucky Speedway, LLC civil action filed in July 2005 against NASCAR and ISC, the Company is proceeding with the preparation of its defense. For 2007, ISC expects litigation costs related to its defense to range between $4.5 million and $5.5 million, or $0.05 to $0.06 per diluted share. Based upon the materials produced during the discovery process, ISC continues to believe that the vague allegations of the complaint are totally without merit, and the Company will defend itself vigorously in this matter.

Outlook

ISC reiterates its previous full year guidance range of revenues between $800 and $820 million, and earnings of $3.10 to $3.20 per diluted share. In addition, the Company continues to expect second quarter earnings before interest, taxes, depreciation and amortization ("EBITDA")1 and operating margins to range from 37 to 38 percent and 28 to 29 percent, respectively. It is important to note that the financial guidance does not include any accelerated depreciation associated with the previously mentioned Daytona redevelopment project, and the second quarter non-cash charge related to the Company's decision to discontinue pursuit of a speedway development project in Kitsap County, Washington.

"We expect to post another solid year for ISC in fiscal 2007," Ms. France Kennedy concluded. "We are excited to have closed on Chicagoland Speedway and Route 66 Raceway acquisition and look forward to their immediate contribution to the Company's success. Also, we expect continued strength in corporate sponsorship-related revenues, and believe that category will maintain its momentum over the next several years. We are, however, very closely monitoring the current and future economic trends and their potential impact on consumer discretionary spending. Nonetheless, due to our nationwide reach, strength in corporate sponsorship and significant revenue visibility related to the broadcast rights agreements, we are well-positioned to weather any near-term economic challenges. Lastly, our proven business plan allows us to capitalize on both external and internal growth opportunities to generate long-term shareholder value."

1. EBITDA is a non-GAAP financial measure used by the Company as an important indicator of its operating margin.

Conference Call Details

The management of ISC will host a conference call today with investors at 9:00 a.m. Eastern Time. To participate, dial toll free (800) 418-7236 five to ten minutes prior to the scheduled start time and request to be connected to the ISC earnings call, identification number 8622695. A live Webcast will also be available at that time on the Company's Web site, www.iscmotorsports.com, under the "Investor Relations" section.

ISC REPORTS 2007 FIRST QUARTER RESULTS	PAGE 6

A replay will be available one hour after the end of the call through midnight Tuesday, April 10, 2007. To access, dial (877) 519-4471 and enter the code 8622695, or visit the "Investor Relations" section of the Company's Web site.

International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 13 of the nation's major motorsports entertainment facilities, including Daytona International Speedway in Florida (home of the Daytona 500); Talladega Superspeedway in Alabama; Michigan International Speedway located outside Detroit; Richmond International Raceway in Virginia; California Speedway near Los Angeles; Kansas Speedway in Kansas City, Kansas; Phoenix International Raceway in Arizona; Chicagoland Speedway and Route 66 Raceway near Chicago, Illinois; Homestead-Miami Speedway in Florida; Martinsville Speedway in Virginia; Darlington Raceway in South Carolina; and Watkins Glen International in New York. In addition, ISC is a limited partner with Group Motorise International in the organization and promotion of certain events at Circuit Gilles Villeneuve in Montreal, Canada.

The Company also owns and operates MRN Radio, the nation's largest independent sports radio network; DAYTONA USA, the "Ultimate Motorsports Attraction" in Daytona Beach, Florida, the official attraction of NASCAR; and subsidiaries which provide catering services, food and beverage concessions, and produce and market motorsports-related merchandise under the trade name "Americrown." In addition, ISC has an indirect 50 percent interest in a business called Motorsports Authentics, which markets and distributes motorsports-related merchandise licensed by certain competitors in NASCAR racing. For more information, visit the Company's Web site at www.iscmotorsports.com.

Statements made in this release that express the Company's or management's beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward-looking statements. The Company's results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

(Tables Follow)

ISC REPORTS 2007 FIRST QUARTER RESULTS	PAGE 7

Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	Three Months Ended February 28, 2006	Three Months Ended February 28, 2007
	(Unaudited)	
REVENUES:		
Admissions, net	$ 55,520	$ 55,310
Motorsports related	114,323	108,433
Food, beverage and merchandise	21,863	19,164
Other	2,228	2,272
	193,934	185,179
EXPENSES:		
Direct expenses:		
Prize and point fund monies and NASCAR sanction fees	34,536	32,462
Motorsports related	30,814	30,943
Food, beverage and merchandise	13,165	10,849
General and administrative	23,493	27,248
Depreciation and amortization	13,463	17,907
	115,471	119,409
Operating income	78,463	65,770
Interest income	934	1,358
Interest expense	(4,068)	(4,040)
Equity in net loss from equity investments	(2,497)	(4,317)
Income from continuing operations before income taxes	72,832	58,771
Income taxes	28,701	22,932
Income from continuing operations	44,131	35,839
Loss from discontinued operations, net of income tax benefits of $83 and $XX	(78)	(20)
Net income	$ 44,053	$ 35,819
Basic earnings per share:		
Income from continuing operations	$ 0.83	$ 0.68
Loss from discontinued operations	-	-
Net income	$ 0.83	$ 0.68
Diluted earnings per share:		
Income from continuing operations	$ 0.83	$ 0.67
Loss from discontinued operations	-	-
Net income	$ 0.83	$ 0.67
Dividends per share	-	-
Basic weighted average shares outstanding	53,144,014	53,093,944
Diluted weighted average shares outstanding	53,249,635	53,216,404

ISC REPORTS 2007 FIRST QUARTER RESULTS	PAGE 8

Consolidated Balance Sheets
(In Thousands)

	November 30, 2006 (Unaudited)	February 28, 2007
ASSETS		
Current Assets:		
Cash and cash equivalents	$ 59,681	$ 98,626
Short-term investments	78,000	200
Receivables, less allowance of $1,000 in 2006 and 2007	52,699	122,346
Inventories	3,976	6,583
Deferred Income Taxes	995	1,125
Prepaid expenses and other current assets	8,251	16,373
Total Current Assets	203,602	245,253
Property and Equipment, net of accumulated depreciation of $371,219 and $388,222, respectively	1,157,313	1,302,453
Other Assets:		
Equity investments	175,915	129,623
Intangible assets, net	149,314	195,070
Goodwill	99,507	99,507
Deposits with Internal Revenue Service	110,813	117,936
Other	25,595	27,849
	561,144	569,985
Total Assets	$ 1,922,059	$ 2,117,691
LIABILITIES AND SHAREHOLDERS' EQUITY		
Current Liabilities:		
Current portion of long-term debt	$ 770	$ 2,584
Accounts payable	29,577	23,012
Deferred income	124,254	197,413
Income taxes payable	22,477	31,651
Other current liabilities	19,226	23,445
Total Current Liabilities	196,304	278,105
Long-Term Debt	367,324	441,641
Deferred Income Taxes	191,642	196,308
Long-Term Deferred Income	10,808	16,075
Other Long-Term Liabilities	866	4663
Commitments and Contingencies	-	-
Shareholders' Equity:		
Class A Common Stock, $.01 par value, 80,000,000 shares authorized; 31,078,307 and 31,011,622 issued and outstanding at November 30, 2006 and February 28, 2007, respectively	311	310
Class B Common Stock, $.01 par value, 40,000,000 shares authorized; 22,100,263 and 21,963,363 issued and outstanding at November 30, 2006 and February 28, 2007, respectively	221	220
Additional paid-in capital	698,396	688,363
Retained earnings	456,187	492,006
Total Shareholders' Equity	1,155,115	1,180,899
Total Liabilities and Shareholders' Equity	$ 1,922,059	$ 2,117,691

ISC REPORTS 2007 FIRST QUARTER RESULTS	PAGE 9

Consolidated Statements of Cash Flows

(In Thousands)

	Three Months Ended February 28, 2006	Three Months Ended February 28, 2007
	(Unaudited)	
OPERATING ACTIVITIES		
Net income	$ 44,053	$ 35,819
Adjustments to reconcile net income to net cash provided by operating activities:		
Depreciation and amortization	13,463	17,906
Stock-based compensation	620	695
Amortization of financing costs	141	128
Deferred income taxes	5,674	4,536
Loss from equity investments	2,497	4,317
Other, net	-	43
Changes in operating assets and liabilities:		
Receivables, net	(82,749)	(67,775)
Inventories, prepaid expenses and other assets	(7,476)	(10,217)
Deposits with Internal Revenue Service	-	(7,123)
Accounts payable and other liabilities	12,154	8,260
Deferred income	54,282	63,614
Income taxes	14,466	9,188
Net cash provided by operating activities	57,125	59,391
INVESTING ACTIVITIES		
Capital expenditures	(22,811)	(37,107)
Proceeds from asset disposals	49	-
Purchase of equity investments	(124,476)	-
Acquisition of businesses, net of cash acquired	-	(87,002)
Proceeds from affiliate	-	67
Proceeds from short-term investments	28,000	83,250
Purchases of short-term investments	(20,000)	(5,450)
Other, net	523	(8)
Net cash used in investing activities	(138,715)	(46,250)
FINANCING ACTIVITIES		
Proceeds under credit facility	80,000	65,000
Payments under credit facility	(30,000)	-
Payment of long-term debt	-	(28,452)
Exercise of Class A common stock options	43	256
Reaquisition of previously issued common stock	-	(11,000)
Net cash provided by financing activities	50,043	25,804
Net (decrease) in cash and cash equivalents	(31,547)	38,945
Cash and cash equivalents at beginning of period	130,758	59,681
Cash and cash equivalents at end of period	$ 99,211	$ 98,626

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